Exhibit 99.1



                      AFP Imaging Reports Profitable Second
       Quarter and Six Month Results for Fiscal Year Ending June 30, 2007


    ELMSFORD, N.Y.--(BUSINESS WIRE)--Feb. 8, 2007--AFP Imaging
Corporation (OTCBB:AFPC) today reported sales and earnings for the second quarter and six months ended December 31, 2006.

    -- Net sales increased 16.4% to $13.38M for the six months and 24.0% for the quarter, compared to the prior year.

    -- Second quarter Operating income increased 76% to $595,769, compared to the prior year.

    David Vozick, Chairman said, "We are pleased with the positive results the Company has achieved by introducing new products as well as revenue growth in our core business. Our very profitable second quarter offset the loss from the first quarter and can be attributed to a better mix of the Company's new digital products, in place of analog x-ray film based systems. We are gaining greater market share and acceptance. In addition, the current second quarterly operating income of $595,769 compares very favorably to $338,423 for the prior year, or a 76.0% improvement. The significant increase in sales in the current quarter was achieved with only a modest increase in operating expenses. At the same time, the Company continues to develop the market for its three-dimensional "New Tom" dental x-ray system (an in-office CT scanner), where AFP is the exclusive distributor in the United states, Canada and most of South America."

    Net Sales for the second quarter was $7.88 million, an increase of $1.52 million or 24.0%, compared to $6.36 million in the same quarter last year. Net sales for the six months ended December 31, 2006 was $13.38 million, an increase of $1.89 million or 16.4%, compared to $11.49 million in the same period last year. The second quarter's net sales was the highest quarterly net sales for the Company in the past seven years.

    Net Income for the second quarter was $605,648, or $.05 per basic share, an increase of $295,392, compared to $310,256, or $.03 per basic share, for the same period last year. Net income for the six months ended December 31, 2006 was $37,788, or $--- per basic share, a decrease of $162,572, compared to $200,360, or $.02 per basic share in the same period last year. The Company's working capital was $10.07 million at December 31, 2006 compared to $9.98 million at June 30, 2006.

    The Company designs, develops, manufactures, and distributes radiographic imaging equipment. These digital imaging products are diagnostic tools that are widely utilized in dental, veterinary and medical practices. AFP Imaging Corporation's quality assurance program is ISO 9001 certified, an international standard. The Company's new products and imaging technologies are providing the gateway for future growth. The Company's products include x-ray tables, digital x-ray sensors, digital panoramic units, equine imaging systems, three dimensional CT scanners, along with our proprietary Pro-Image software. The Company's products are sold worldwide under various trademarked brand names, which include AFP, DENT-X, EVA and AFP Digital. For additional product information please visit our web sites at www.afpimaging.com and www.dent-x.com.



                       Three Months Ended        Six Months Ended
                          December 31,             December 31,
                        2006        2005        2006         2005
                     ----------- ----------- ------------ ------------

Net Sales            $7,884,637  $6,359,879  $13,376,765  $11,489,993
                     ----------- ----------- ------------ ------------

Operating
 Income/(loss)         $595,769    $338,423      ($4,480)    $255,682

Income Before
 Provision for
 Income Taxes          $620,292    $310,256      $52,432     $200,360

Provision for Income
 Taxes                  $14,644        $---      $14,644         $---

Net Income             $605,648    $310,256      $37,788     $200,360
                     =========== =========== ============ ============

Net Income per Share
Basic                      $.05        $.03         $---         $.02
Fully Diluted              $.05        $.03         $---         $.02
                     =========== =========== ============ ============

Weighted average
 Shares Outstanding
Basic                12,428,800   9,568,217   12,401,703    9,553,796
Fully Diluted        12,728,692  10,021,838   12,753,476   10,054,972
                     =========== =========== ============ ============


    The remarks contained in this press release and presented elsewhere by management from time to time contain forward-looking statements, which involve risks and uncertainties, including statements regarding the Company's plans, objectives, expectations and intentions. The Company's actual results may differ significantly from the results discussed in this press release or in other forward-looking statements presented by management. Among the factors that could cause actual results to differ materially include failure of revenue on new products to develop as estimated, regulatory delays, loss of existing customers, the Company's inability to meet increasing demand for its new products, general downward trends in the Company's industry and other risk factors as described in the Company's filings with the Securities and Exchange Commission. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in the Company's expectation or any change in events, conditions or circumstances on which such statement is based.



    CONTACT: AFP Imaging Corporation
             David Vozick, Chairman
             914-592-6100